As filed with the Securities and Exchange Commission on February 12, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 601, No. 1 Shui’an South Street

Chaoyang District, Beijing, 100012

People’s Republic of China

(Address and telephone number of Registrant’s principal executive offices)

Recon Technology Ltd 2024 Equity Incentive Plan

Recon Technology Ltd 2015 Equity Incentive Plan

(Full title of the plans)

CT Corporation System

28 Liberty St.

New York, NY 10005

+1-212-894-8940 — telephone

(Name, address and telephone number of agent for service)

Copies to:

Anthony W. Basch, Esq.

Benming Zhang, Esq.

Kaufman & Canoles, P.C.

Two James Center, 14th Floor

1021 East Cary Street

Richmond, VA 23219

+1-804-771-5700 — telephone

+1-888-360-9092 — facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register its Ordinary Shares of the Registrant, par value US$0.0001 per share, issuable pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”) adopted by the Board of Directors and approved by the shareholders of the Company.

Additionally, pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant for the purpose of registering 494,322 additional Ordinary Shares, par value $0.0001 per share, under the 2015 Equity Incentive Plan (the “2015 Plan”). The additional Ordinary Shares are being registered for the remaining issuable Ordinary Shares pursuant to the 2015 Plan.

The additional Ordinary Shares issuable under the 2015 Plan pursuant to this Registration Statement are of the same class of securities as the 26,400 Ordinary Shares, on post reverse splits bases occurring in 2019 and 2024, registered for issuance under the 2015 Plan pursuant to currently effective Registration Statement on Form S-8 (Registration No. 333-213617) filed on September 13, 2016. The information contained in the Company’s Registration Statements on Form S-8 (Registration No. 333-213617) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)    The Registrant’s latest annual report on Form 20-F for the year ended June 30, 2024 filed with the SEC on October 30, 2024 (File No. 001-34409) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)    The Registrant’s current reports on Form 6-K furnished to the Commission on December 15, 2023, February 5, 2024, February 13, 2024, April 2, 2024, April 25, 2024, April 29, 2024, May 23, 2024, and June 28, 2024, respectively; and

(c)    The description of the Registrant’s Class A Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A/A filed with the Commission on June 14, 2021, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, the Registrant may indemnify its directors, officers, and their heirs, executors, administrators and personal representatives against all actions, proceedings costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in the course of their duty. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant, without fraud, willful neglect or default and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 12, 2025.

RECON TECHNOLOGY, LTD

By:	/s/ Shenping Yin
Name:	Shenping Yin
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jia Liu
Name:	Jia Liu
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shenping Yin and Jia Liu, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on February 12, 2025.

Signature	Title	Date

/s/ Shenping Yin	Chief Executive Officer and Director	February 12, 2025
Shenping Yin	(Principal Executive Officer)

/s/ Jia Liu	Chief Financial Officer and Director	February 12, 2025
Jia Liu	(Principal Accounting and Financial Officer)

/s/ Ketong Chen	Authorized Representative in the United States	February 12, 2025
Ketong Chen

/s/ *	Chief Technology Officer and Director	February 12, 2025
Guangqiang Chen	(Chairman)

/s/ *	Director	February 12, 2025
Zhongchen Hu

/s/ *	Director	February 12, 2025
Jijun Hu

/s/ *	Director	February 12, 2025
Nelson N.S. Wong

/s/ *	Director	February 12, 2025
Yonggang Duan *By Shenping Yin, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 20-F, as amended, initially filed as Form 6-K on January 17, 2020)

5.1*	Opinion of Campbells LLP

10.1	2015 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 10-K filed on September 28, 2016)

10.2	2024 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to Form 6-K filed on April 2, 2024)

23.1*	Consent of Enrome LLP, an Independent Registered Public Accounting Firm

23.2*	Consent of Campbells LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.